Exhibit (l)(3)

INITIAL SUBSCRIPTION AGREEMENT

The Gabelli ETFs Trust (the “Trust”), a Delaware statutory trust, and The Gabelli Asset Fund (the “Purchaser”), a Massachusetts business trust, hereby agree as follows:

1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases 20,000 shares of beneficial interest (the “Shares”) of the Gabelli Opportunities in Live and Sports ETF for $25 per Share. The Trust hereby acknowledges receipt from the Purchaser in the total amount of $500,000 in full payment for the Shares.

2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

3. The Trust represents that a copy of its Certificate of Trust, dated July 26, 2018, is on file with the Secretary of State of the State of Delaware.

4. This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 24th day of December, 2025.

GABELLI ETFs TRUST on behalf of
Gabelli Opportunities in Live and Sports ETF

By:	/s/ Peter Goldstein
Name:	Peter Goldstein
Title:	Secretary

THE GABELLI ASSET FUND

By:	/s/ John C. Ball
Name:	John C. Ball
Title:	President and Treasurer

[Signature Page to Subscription Agreement]